As filed with the Securities and Exchange Commission on July 21, 2026

Registration No. 333-276173

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aeries Technology, Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1587626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

60 Paya Lebar Road, #08-13

Paya Lebar Square

Singapore 409051

(919) 228-6404

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bhisham (Ajay) Khare

Chief Executive Officer

Aeries Technology, Inc.

P.O. Box 309
 Ugland House, South Church Street,

George Town, Grand Cayman KY1-1104

(919) 228-6404

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julie Rizzo
Jeffrey Pititto
K&L Gates LLP
301 Hillsborough Street
Suite 1200
Raleigh, North Carolina 27603
Tel: (919) 743-7336

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (this “Amendment”) relates to the Registration Statement on Form S-1, as amended (Commission File No. 333-276173) (the “Registration Statement”), previously filed by Aeries Technology, Inc. (the “Company”) and declared effective by the Securities and Exchange Commission (the “SEC”) on May 14, 2024. This Post-Effective Amendment to Form S-1 on Form S-3 is being filed to convert the Registration Statement into a registration statement on Form S-3 and to update and supplement the information contained in the Registration Statement to incorporate by reference the financial information and other material information concerning the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026 filed with the SEC on June 8, 2026 pursuant to the undertakings in Item 17 of the Registration Statement.

On June 12, 2026, the Company effected a 1-for-8 share consolidation of its Class A Ordinary Shares (the “Share Consolidation”). The number of Class A Ordinary Shares and Warrants registered hereby and all dollar amounts referenced herein reflect the effect of the Share Consolidation.

No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 21, 2026

PROSPECTUS

AERIES TECHNOLOGY, INC.

1,214,396 Class A Ordinary Shares Issuable Upon Exercise of Exchange Rights

2,628,474 Class A Ordinary Shares Issuable Upon Exercise of Warrants

6,506,287 Class A Ordinary Shares

9,527,810 Warrants to Purchase Class A Ordinary Shares

Offered by the Selling Securityholders

This prospectus relates to the issuance by us of (i) up to 1,214,396 Class A ordinary shares, par value $0.0008 per share (“Class A ordinary shares” and such shares issued upon exchange, the “Exchanged Shares”), of Aeries Technology, Inc., a Cayman Islands exempted company (“Aeries,” “Aeries Technology,” the “Company,” “ATI,” “we,” “our” or “us”), at an implied price of $80.80 per share, upon exchange (at the Exchange Rate, as defined herein) of shares of Aark Singapore Pte. Ltd., a Singapore private company limited by shares (“AARK”), or Aeries Technology Group Business Accelerators Private Limited, an Indian private company limited by shares (“ATG”), pursuant to the Exchange Agreements (as defined herein); and (ii) up to 2,628,474 Class A ordinary shares issuable upon the exercise of the (a) 11,499,991 redeemable warrants (“Public Warrants”) to purchase one-eighth of one Class A ordinary share each that were issued by Worldwide Webb Acquisition Corp. (“WWAC”) as part of the units at a price of $80.00 per unit in its initial public offering (the “IPO”) and (b) 9,527,810 redeemable warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) to purchase one-eighth of one Class A ordinary share each originally issued to Worldwide Webb Acquisition Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), at a purchase price of $8.00 per warrant in a private placement that closed simultaneously with the consummation of the IPO. Each Warrant is exercisable in multiples of eight to purchase one Class A ordinary share for $92.00 per share (such shares, the “Warrant Shares”), subject to adjustment.

This prospectus also relates to the resale from time to time by the selling securityholders named herein or their permitted transferees, donees, pledgees and other successors-in-interest (each, a “Selling Securityholder” and, collectively, the “Selling Securityholders”), of (A) an aggregate of up to 6,506,287 Class A ordinary shares consisting of (i) up to 3,987,919 Exchanged Shares; (ii) up to 1,327,392 Class A ordinary shares consisting of (a) Class A ordinary shares originally issued to the Sponsor in a private placement prior to the consummation of WWAC’s IPO at an effective price of approximately $0.032 per share; (b) Class A ordinary shares purchased by certain anchor investors in WWAC’s IPO from the Sponsor at a price of $0.04 per share; (c) Class A ordinary shares issued to certain third-parties (which were issued for no cash consideration but in consideration for the Selling Securityholders entering into agreements not to redeem their Class A ordinary shares pursuant to certain non-redemption agreements (“Non-Redemption Agreements”), dated on and around March 31, 2023 and November 3, 2023; (d) Class A ordinary shares issued to certain investors in a private placement pursuant to certain subscription agreements, dated on and around November 5, 2023 and November 6, 2023 (“Subscription Agreements”) (which were issued for no net cash consideration but in consideration for the Selling Securityholders entering into the forward purchase arrangement with the Company) and (e) Class A ordinary shares issued to Innovo Consultancy DMCC, a company incorporated in Dubai, United Arab Emirates (“Innovo”) (which were issued for no cash consideration but in consideration for the Pre-Closing AARK Sole Shareholder (as defined below) causing AARK to enter into an amendment to the Business Combination Agreement, dated as of March 11, 2023 (as amended, the “Business Combination Agreement”), by and among WWAC, WWAC Amalgamation Sub Pte. Ltd., a Singapore private company limited by shares, and AARK); and (iii) up to 1,190,976 Class A ordinary shares upon the exercise of Private Placement Warrants; and (B) up to 9,527,810 Private Placement Warrants.

We will not receive any proceeds from the sale of Class A ordinary shares or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from the exercise of the Warrants (if any) for cash, but not from the sale of the Class A ordinary shares issuable upon such exercise. Our Warrants are exercisable in multiples of eight to purchase Class A ordinary shares at a price of $92.00 per share, which means that the Warrants are currently out of the money. Therefore, there is a high likelihood that the warrant holders will not exercise their Warrants unless the market price of our Class A ordinary shares increases above the exercise price of the Warrants.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Class A ordinary shares or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their Class A ordinary shares or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the Class A ordinary shares.

The 6,506,287 Class A ordinary shares being offered for resale pursuant to this prospectus by the Selling Securityholders exceed the number of Class A ordinary shares constituting our public float and would represent approximately 115.5% of the Class A ordinary shares outstanding as of July 16, 2026 and approximately 68.6% of our outstanding Class A ordinary shares assuming the issuance of all 3,842,870 Class A ordinary shares issuable upon full exercise of exchange rights and full exercise of the Warrants. On March 26, 2024, the Company determined that the exercise conditions in the Exchange Agreements with respect to the Pre-Closing AARK Sole Shareholder and one of the Exchanging ATG Holders (as defined below), Bhisham Khare, had been satisfied. On April 5, 2024, the Pre-Closing AARK Sole Shareholder exchanged an aggregate amount of 9,500 AARK ordinary shares for 2,667,125 Exchanged Shares. On September 22, 2025, one of the Exchanging ATG Holders exchanged an aggregate amount of 59,110 ATG shares for 106,398 Exchanged Shares. An aggregate of 1,214,396 Exchanged Shares remain to be issued upon exchanges, including 967,623 Exchanged Shares for which the exchange conditions have not yet been met.

Given the substantial number of Class A ordinary shares being registered pursuant to this prospectus, the sale of such shares, or the perception in the market of the potential for the sale of a large number of shares, could increase the volatility of the market price of our Class A ordinary shares or result in a significant decline in the public trading price of our Class A ordinary shares. Even if the trading price of our Class A ordinary shares is significantly below $80.00, the offering price for the units offered in WWAC’s IPO, certain Selling Securityholders may still have an incentive to sell the Class A ordinary shares they hold because they purchased or received their shares at implied prices lower than the prices paid by the public investors or the trading price of our Class A ordinary shares as of the date hereof, or for other reasons. While the Selling Securityholders may, on average, experience a positive rate of return on their investment in our Class A ordinary shares, other public shareholders may not experience a similar rate of return, or may experience a negative rate of return, on the securities they purchased due to differences in purchase prices and the trading price of our Class A ordinary shares.

We provide more information about how the Selling Securityholders may sell the Class A ordinary shares or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Class A ordinary shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) and trade under the symbol “AERT.” On July 20, 2026, the closing sale price of our Class A ordinary shares was $6.56 per share. Our Public Warrants are listed on Nasdaq and trade under the symbol “AERTW.” On July 20, 2026, the closing sale price of our Public Warrants was $0.0182 per warrant. Our Warrants are exercisable in multiples of eight at a price of per one Class A ordinary share of $92.00, which means that the Warrants are currently out of the money. Therefore, there is a high likelihood that the warrant holders will not exercise their Warrants unless the market price of our Class A ordinary shares increases above the exercise price of the Warrants. The cash proceeds associated with the exercise of the Warrants are dependent on the number of Warrants exercised. If the warrant holders do not exercise their Warrants, we will not receive any additional proceeds from the Warrants to fund our operations.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Securityholders and their permitted transferees may from time to time sell the securities offered by them described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information” and “Incorporation by Reference.”

Neither we nor the Selling Securityholders (1) have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you; (2) take responsibility for, or provide assurances as to the reliability of, any other information that others may give you; and (3) will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. The words “believe,” “may,” “might,” “possible,” “predict,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” “should,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus and the documents incorporated by reference in this prospectus may contain market data that we obtain from industry sources. These sources do not guarantee the accuracy or completeness of the information. Although we believe that our industry sources are reliable, we do not independently verify the information. The market data may include projections that are based on a number of other projections. While we believe these assumptions to be reasonable as of the date of this prospectus, actual results may differ from the projections.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the section titled “Risk Factors.”

Company Overview

Aeries Technology is a global professional services and technology consulting firm that provides specialized expertise to private equity firms’ portfolio companies and middle-market, technology-enabled enterprises. We focus on the strategic planning, establishment, and operational management of Global Capability Centers, which serve as offshore and nearshore operational hubs that extend and enhance our clients’ business capabilities. Our service portfolio combines industry-specific expertise, functional depth, and digital technology solutions to deliver comprehensive support throughout the GCC journey, from strategic planning and center establishment to continuous operational oversight. By integrating AI, process optimization, and strategic talent acquisition in cost-advantaged regions, we can help our clients significantly reduce costs. Drawing on more than a decade of industry experience, we deliver business solutions that improve operational effectiveness, drive innovation, and accelerate strategic growth, creating measurable value for our clients.

Corporate Information

On November 6, 2023, we consummated the Business Combination, pursuant to which Worldwide Webb Acquisition Corp. was renamed “Aeries Technology, Inc.” As of the open of trading on November 7, 2023, the Class A ordinary shares and Public Warrants of Aeries Technology, Inc., formerly those of Worldwide Webb Acquisition, Corp., began trading on Nasdaq as “AERT” and “AERTW,” respectively.

Our principal executive offices are located at 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore, and our telephone number at that location is 65 98416625. Our website address is https://aeriestechnology.com/. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Class A ordinary shares offered by us	3,842,870 Class A ordinary shares issuable upon exercise of exchange rights and exercise of Warrants.

Class A ordinary shares offered by the Selling Securityholders	6,506,287 Class A ordinary shares.

Warrants offered by the Selling Securityholders	9,527,810 Private Placement Warrants.

Class A ordinary shares outstanding prior to this offering	5,635,035 Class A ordinary shares (as of July 16, 2026).

Warrants outstanding prior to this Offering	21,027,801 Warrants (as of July 16, 2026).

Exercise price per Warrant Share	$92.00.

Use of proceeds	We will not receive any proceeds from the issuance of Exchanged Shares. We will not receive any proceeds from the sale of Class A ordinary shares or Warrants by the Selling Securityholders pursuant to this prospectus. The Selling Securityholders will determine when and how they will dispose of any Class A ordinary shares or Warrants registered under this prospectus for resale. We will receive proceeds from the exercise of the Warrants (if any) for cash, but not from the sale of the Class A ordinary shares issuable upon such exercise. Our Warrants are exercisable in multiples of eight for Warrant Share at a price of $92.00 per share, which means that the Warrants are currently out of the money. Therefore, there is a high likelihood that the warrant holders will not exercise their Warrants unless the market price of our Class A ordinary shares increases above the exercise price of the Warrants. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes.

Risk factors	You should carefully read the “Risk Factors” beginning on page 5 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Class A ordinary shares or Warrants.

Nasdaq symbol for our Class A ordinary shares	“AERT”

Nasdaq symbol for our Warrants	“AERTW”

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K and in “Part II—Item 1A—Risk Factors” in our subsequently filed Quarterly Reports on Form 10-Q that are incorporated herein by reference, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties described address the most material risks of which we are currently aware but are not the only ones we face. Therefore, the risk factors should not be considered a complete list of potential risks that we may face. These disclosures also reflect the Company’s beliefs and opinions as to factors that could materially and adversely affect the Company and its securities in the future. References to past events are provided by way of example only and are not intended to be a complete listing or a representation as to whether or not such factors have occurred in the past or their likelihood of occurring in the future.

USE OF PROCEEDS

All of the Class A ordinary shares and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sales of Class A ordinary shares or Warrants or from the issuance of Exchanged Shares.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their Class A ordinary shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Class A ordinary shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

With respect to the Class A ordinary shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants (if any) to the extent such Warrants are exercised for cash. We intend to use any such proceeds for general corporate purposes. If the trading price of our Class A ordinary shares is below $92.00, then the holders of the Warrants are not likely to exercise their Warrants. Given the current trading price of our Class A ordinary shares, it is not likely that holders of the Warrants will exercise their Warrants, and we therefore do not intend to rely on cash proceeds from such exercises to fund our operations.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A ordinary shares or Warrants may be sold by the Selling Securityholders under this prospectus.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to 6,506,287 Class A ordinary shares for possible sale by the Selling Securityholders from time to time (which includes 2,773,523 Exchanged Shares and up to 1,214,396 Class A ordinary shares that are issuable upon the full exercise of the unexercised exchange rights pursuant to the Exchange Agreements, up to 1,327,392 Class A ordinary shares, and up to 1,190,976 Class A ordinary shares that are issuable upon the exercise of Private Placement Warrants by the holders thereof and (ii) up to 9,527,810 Private Placement Warrants.

The Selling Securityholders may from time to time offer and sell any or all of the Class A ordinary shares and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. All the securities offered in this prospectus may be resold for so long as the registration statement, of which this prospectus forms a part, is available for use. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A ordinary shares and warrants.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A ordinary shares or Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of each Selling Securityholder, the number of Class A ordinary shares and Warrants that each Selling Securityholder may offer pursuant to this prospectus, and the number of Class A ordinary shares and Warrants owned by each Selling Securityholder before the offering (as of July 16, 2026) and after the offering, assuming that each Selling Securityholders will sell all of their offered securities and will make no other purchases or sales of Class A ordinary shares or Warrants. Information below regarding the Selling Securityholders is based on information provided to us by the Selling Securityholder.

The percentage of beneficial ownership is based on 5,635,035 Class A ordinary shares issued and outstanding as of July 16, 2026 and is determined in accordance with the rules of the SEC, which, among other things, assumes the full exercise of exchange rights pursuant to the Exchange Agreements, or the exercise of the Warrants by a securityholder for Class A ordinary shares by such securityholder only.

	Before the Offering		Number of Securities Being Offered		After the Offering
	Number of Class A ordinary shares	Number of Warrants	Class A ordinary shares Offered Hereby	Warrants Offered Hereby	Number of Class A ordinary shares	Percentage of Outstanding Class A ordinary shares	Number of Warrants
Venu Raman Kumar(1)	2,807,638	-	2,807,500	-	138	*	-
Innovo Consultancy DMCC(2)	704,817	-	704,817	-	-	-	-
Sudhir Appukuttan Panikassery(3)	1,398,688	-	754,812	-	643,876	10.1%	-
Bhisham Khare(4)	544,828	-	106,398	-	438,430	7.5%	-
Unikrishnan Balakrishnan Nambiar(5)	264,636	-	212,811	-	51,825	*	-
Daniel S. Webb(6)	120,371	-	70,000	-	50,371	*	-
TVGCP5 LLC(7)	637,572	4,680,572	637,572	4,680,572	-	-	-
TCP1 LLC(8)	637,572	4,680,572	637,572	4,680,572	-	-	-
Lynne M. Laube(9)	23,958	166,666	23,958	166,666	-	-	-
Tanner Ainge(10)	19,375	100,000	3,125	-	16,250	*	100,000
David V. Crowder and Alisyn Y. Crowder Trustees UAD 6/30/99(11)	3,125	-	3,125	-	-	-	-
Atlas Private Holdings (Cayman) Ltd.(12)	15,625	-	15,625	-	-	-	-
CaaS Capital Management LP(13)	4,243	-	4,243	-	-	-	-
Meteora Capital Partners, LP(14)	7,227	-	7,227	-	-	-	-
Magnetar Constellation Master Fund, Ltd(15)	4,006	-	4,006	-	-	-	-
Magnetar Constellation Fund II, Ltd(15)	1,285	-	1,285	-	-	-	-

	Before the Offering		Number of Securities Being Offered		After the Offering
	Number of Class A ordinary shares	Number of Warrants	Class A ordinary shares Offered Hereby	Warrants Offered Hereby	Number of Class A ordinary shares	Percentage of Outstanding Class A ordinary shares	Number of Warrants
Magnetar Structured Credit Fund, LP(15)	1,473	-	1,473	-	-	-	-
Magnetar Xing He Master Fund Ltd(15)	1,567	-	1,567	-	-	-	-
Magnetar SC Fund Ltd(15)	1,049	-	1,049	-	-	-	-
Purpose Alternative Credit Fund Ltd(15)	719	-	719	-	-	-	-
Purpose Alternative Credit Fund - T LLC(15)	248	-	248	-	-	-	-
Magnetar Lake Credit Fund LLC(15)	1,438	-	1,438	-	-	-	-
Magnetar Capital Master Fund Ltd(15)	210	-	210	-	-	-	-
Magnetar Discovery Master Fund Ltd(15)	143	-	143	-	-	-	-
Magnetar Systematic Multi-Strategy Master Fund Ltd(15)	328	-	328	-	-	-	-
Sea Otter Trading, LLC(16)	219,813	-	182,313	-	37,500	*	-
DS Liquid DIV RVA SCM LLC(17)	13,937	90,863	13,937	-	-	-	-
MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC(17)	14,005	78,290	14,005	-	-	-	-
Shaolin Capital Partners Master Fund Ltd.(17)	26,919	175,977	26,919	-	-	-	-
Tenor Opportunity Master Fund, Ltd.(18)	105,469	750,000	105,469	-	-	-	-
Fir Tree Value Master Fund, LP(19)	211	-	211	-	-	-	-
Fir Tree Capital Opportunity Master Fund, LP(19)	115	-	115	-	-	-	-
Fir Tree Capital Opportunity Master Fund III, LP(19)	192	-	192	-	-	-	-
FT SOF XIII (SPAC) Holdings, LLC(20)	2,105	-	2,105	-	-	-	-
BOSTON PATRIOT MERRIMACK ST. LLC(21)	7,816	-	7,816	-	-	-	-
Sandia Investment Management LP(22)	226,508	-	57,020	-	169,488	3.0%	-
Perga Capital Partners, LP(23)	5,219	-	5,219	-	-	-	-
YA II PN, Ltd.(24)	125,000	-	120,209	-	4,792	*	-

*	Represents beneficial ownership of less than 1%.
(1)	The Class A ordinary share count includes (i) 138 Class A ordinary shares, (ii) 2,667,125 Exchanged Shares and (iii) 140,375 Class A ordinary shares issuable upon the full exercise of exchange rights pursuant to the AARK Exchange Agreement. The Selling Securityholder served as the Non-Executive Chairman of ATG until the Closing and has since been serving as the Chairman of the Board and a Director of ATI. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(2)	The business address of Innovo Consultancy DMCC is Unit No: 1874, DMCC Business Centre, Level No 1, Jewellery & Gemplex 3, PO Box 62693, Dubai, United Arab Emirates. Venu Raman Kumar, the Chairman of the Board, is the sole beneficial owner of Innovo, and as such is deemed to have beneficial ownership of the Class A ordinary shares held directly by Innovo.
(3)	The Selling Shareholder passed away on September 19, 2025. The Class A ordinary share count includes (i) 754,812 Class A ordinary shares issuable upon the full exercise of exchange rights pursuant to the ATG Exchange Agreement and (ii) 643,876 Class A ordinary shares currently held by the estate of Mr. Panikassery. Mr. Panikassery served as the Chief Executive Officer of ATG until the Closing and served as a Member of the Board of the Company until his death. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(4)	The Class A ordinary share count includes (a) 106,398 Exchanged Shares, (b) 207,032 Class A ordinary shares, (c) 125,000 Class A ordinary shares issuable upon the exercise of Share Options and (d) 106,398 Class A ordinary shares issuable upon the exercise of exchange rights pursuant to the ATG Exchange Agreement. The Selling Securityholder currently serves as the Chief Executive Officer and as a Director of the Company. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(5)	The Class A ordinary share count includes 212,811 Class A ordinary shares issuable upon the full exercise of exchange rights pursuant to the ATG Exchange Agreement. The Selling Securityholder served as the Chief Technology Officer of ATG until the Closing and served as the Chief Technology Officer of ATI until March 2026. The address of the Selling Securityholder is 60 Paya Lebar Road, #08-13, Paya Lebar Square, Singapore.
(6)	The address of the Selling Securityholder is 789 E 500 N, Orem, UT 84097.

(7)	The Class A ordinary share count includes 585,072 Class A ordinary shares issuable upon the full exercise of the Warrants held by the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Terry Pearce, who, as managing member of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Pearce served as the Executive Vice-Chairman and a Director of WWAC until the Closing. The address of the Selling Securityholder is 1250 E Watkins Ln, Alpine, UT 84004.
(8)	The Class A ordinary share count includes 585,072 Class A ordinary shares issuable upon the full exercise of the Warrants held by the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Tony Pearce, who, as manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Pearce served as the Executive Chairman and a Director of WWAC until the Closing. The address of the Selling Securityholder is 801 S 1230 E, Alpine, UT 84004.
(9)	The Class A ordinary share count includes 20,833 Class A ordinary shares issuable upon the full exercise of the Warrants held by the Selling Securityholder. The Selling Securityholder served as a Director of WWAC until the Closing. The address of the Selling Securityholder is 4675 Whitestone Way, Suwanee, GA 30024.
(10)	The Selling Securityholder served as a Director of WWAC until the Closing. The address of the Selling Securityholder is 300 S 1350 E, 2nd Floor, Lehi, UT 84043.
(11)	Dave Crowder exercises voting and investment control over the reported securities as trustee of the Selling Securityholder. Mr. Crowder served as a Director of WWAC until the Closing. The address of the Selling Securityholder is 83 Robleda Dr., Atherton, CA 94027.
(12)	Balyasny Asset Management L.P. is the Selling Securityholder’s investment adviser. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the reported securities. The address of the Selling Securityholder is 444 West Lake Street, 50th Floor, Chicago, IL 60606.
(13)	CaaS Capital Management LP manages the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Frank Fu, who, as managing member of the manager of the Selling Securityholder, has voting and investment power over the reported securities. The address of the Selling Securityholder is 800 Third Avenue, 26th Floor, New York, NY 10022.
(14)	Meteora Capital, LLC is the Selling Securityholder’s registered investment advisor. The Class A ordinary shares (before the offering) are controlled by Vikas Mittal, who, as managing member of the Selling Securityholder, has voting and investment power over the reported securities. The address of the Selling Securityholder is 1200 N Federal Hwy, #200, Boca Raton FL 33432.
(15)	The registered holders of the referenced shares to be registered are the following funds and accounts that are managed by Magnetar Financial LLC (“MFL”), which serves as investment manager of Magnetar Constellation Master Fund, Ltd, Magnetar Constellation Fund II, Ltd, Magnetar Xing He Master Fund Ltd, Purpose Alternative Credit Fund Ltd, Purpose Alternative Credit Fund - T LLC, Magnetar Discovery Master Fund Ltd, Magnetar Systematic Multi-Strategy Master Fund Ltd, Magnetar Capital Master Fund Ltd, and Magnetar SC Fund Ltd. MFL is the manager of Magnetar Lake Credit Fund LLC. MFL is the general partner of Magnetar Structured Credit Fund, LP (together with all of the foregoing funds, the “Magnetar Funds”). In such capacities, MFL exercises voting and investment power over the securities listed above held for the accounts of the Magnetar Funds. MFL is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Magnetar Capital Partners LP (“MCP”), is the sole member and parent holding company of MFL. Supernova Management LLC (“Supernova”), is the sole general partner of MCP. The manager of Supernova is David J. Snyderman, a citizen of the United States of America. Each of the Magnetar Funds, MFL, MCP, Supernova and David J. Snyderman disclaim beneficial ownership of these securities except to the extent of their pecuniary interest in the securities. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders described above or by other investment funds managed or advised by MFL. The address of the Selling Securityholder is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(16)	Sea Otter Advisors, LLC manages the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Peter Smith and Nicholas Fahey, who, as managing member of the manager of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 107 Grand St, 7th Floor, New York, New York 10013.
(17)	Shaolin Capital Management LLC serves as investment manager/advisor to the Selling Securityholder. Shaolin Capital Management LLC has sole voting and dispositive power over the registrable securities held by the Selling Securityholder. David Puritz, in his position as CIO at Shaolin Capital Management LLC, and Michael Jester, in his position as Co-founder and Head of Research at Shaolin Capital Management LLC, may be deemed to have voting an investment control with respect to the registrable securities owned by the Selling Securityholder. The address of the Selling Securityholder is c/o Shaolin Capital Management LLC 230 NW 24th Street, Suite 603, Miami, FL 33127.

(18)	Tenor Capital Management Company, L.P. (“Tenor Capital”) serves as the controlling entity of the Selling Securityholder. Robin Shah serves as the managing member of Tenor Management GP, LLC, the general partner of Tenor Capital. By virtue of these relationships, Robin Shah may be deemed to have shared voting and dispositive power with respect to the Class A ordinary shares owned directly by the Selling Securityholder. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The address of the Selling Securityholder is P.O. Box 10250, Grand Pavilion Commercial Center, Suite #7, 802 West Bay Road, Grand Cayman KY1-1003 Cayman Islands.
(19)	Fir Tree Capital Management, LP is the Investment Manager of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Clinton Biondo and David Sultan, who, as managing partners of the investment manager of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 89 Nexus Way, Camana Bay, Grand Cayman KY1-1205.
(20)	Fir Tree Capital Management, LP is the investment manager of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Clinton Biondo and David Sultan, who, as managing partners of the investment manager of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 500 Fifth Ave, 9th Floor, New York, NY 10110.
(21)	Fir Tree Capital Management, LP is the SubAdvisor of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Clinton Biondo and David Sultan, who, as managing partners of the SubAdvisor of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is C/O PRIM Board 84 State St, Suite 250, Boston MA 02109.
(22)	Consists of 1,602,500 Class A ordinary shares allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, MA 02108.
(23)	Perga Capital Management LP is the general partner of the Selling Securityholder. The Class A ordinary shares (before the offering) are controlled by Jonathan Hoke and Alex Sharp, who, as managing members of the general partner of the Selling Securityholder, have voting and investment power over the reported securities. The address of the Selling Securityholder is 1000 Biscayne Blvd, Miami, FL 33132.
(24)	The Selling Securityholder is beneficially owned by YA Global Investments II (U.S.), LP (the “YA Feeder”). Yorkville Advisors Global, LP (the “YA Advisor”) is the investment manager to the Selling Securityholder. Yorkville Advisors Global II, LLC (the “YA Advisor GP”) is the general partner to the YA Advisor. YAII GP, LP (the “YA GP”) is the general partner to the YA Feeder. YAII GP II, LLC (the “Yorkville GP”) is the general partner to the YA GP. Mark Angelo controls the shares and makes the investment decisions on behalf of the Selling Securityholder. The address of the Selling Securityholder is 1012 Springfield Avenue, Mountainside, NJ 07092.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Class A ordinary shares or Warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such Class A ordinary shares or Warrants in this offering. See “Plan of Distribution.”

DESCRIPTION OF SECURITIES

The following description of our securities summarizes certain provisions of our amended and restated memorandum and articles of association (“Memorandum and Articles of Association”). The description is intended as a summary, and is qualified in its entirety by reference to our Memorandum and Articles of Association and the provisions of applicable law.

We are a Cayman Islands exempted company and our affairs are governed by our Memorandum and Articles of Association, the Companies Act (As Revised) (the “Companies Act”) and common law of the Cayman Islands. Pursuant to the Memorandum and Articles of Association, we are authorized to issue 62,500,000 Class A ordinary shares, $0.0008 par value each, one Class V ordinary share, $0.0001 par value each, and 5,000,000 preference shares, $0.0001 par value each. The following description summarizes the material terms of our shares as set out more particularly in the Memorandum and Articles of Association. Because it is only a summary, it may not contain all the information that is important to you.

Ordinary Shares

Class A ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. Unless specified in the Companies Act, our Memorandum and Articles of Association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are voted is required to approve any such matter voted on by our shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to our Memorandum and Articles of Association. Such actions include amending our Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. Directors are appointed for a term of one year. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the ordinary shares voted for the appointment of directors can appoint all of the directors. Holders of Class A ordinary shares are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the company, our holders of Class A ordinary shares at such time will be entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Class A ordinary shares. Our ordinary shareholders have no preemptive or other subscription rights.

There are no sinking fund provisions applicable to the ordinary shares.

The Class V ordinary share was issued to NewGen Advisors and Consultants DWC-LLC, a company incorporated in Dubai, United Arab Emirates with limited liability under registration No. 8754 (the “Class V Shareholder”). The Class V Shareholder may not transfer such share to any transferee and any attempted transfer of the Class V ordinary share will be void. The Class V Shareholder will vote together as a single class with holders of our Class A ordinary shares on all matters properly submitted to a vote of the shareholders. The Class V ordinary share has voting rights equal to (1) 26.0% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a single class (subject to a proportionate reduction in voting power in connection with the exchange by Mr. Kumar of the AARK ordinary shares for Class A ordinary shares pursuant to the applicable Exchange Agreement); provided, however, that such proportionate reduction will not affect the voting rights of the Class V ordinary share in the event of (i) a threatened or actual Hostile Change of Control (as defined in the Business Combination Agreement) and/or (ii) the appointment and removal of a director on the Board (collectively, the “Extraordinary Events”), and (2) in these circumstances, including the threat of a hostile change of control of Aeries, 51% of the total issued and outstanding Class A ordinary shares and Class V ordinary share voting together as a class. In addition, after the Business Combination, the Class V Shareholder, voting as a separate class, is entitled to approve any amendment, alteration or repeal of any provision of our Memorandum and Articles of Association that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class V ordinary share. The Class V Shareholder is not entitled to any dividends from us and is not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

As a result of the exchange of certain AARK ordinary shares by Mr. Kumar of AARK ordinary shares for Class A ordinary shares, the number of votes represented by the sole Class V ordinary share was reduced from 51.0% to 1.3% of all votes attached to the total issued and outstanding Class A ordinary shares and the Class V ordinary share; however, this reduction will not affect the voting rights of the Class V ordinary share in the Extraordinary Events as described above.

Register of Members

Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

1.	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

2.	whether voting rights are attached to the share in issue;

3.	the date on which the name of any person was entered on the register as a member; and

4.	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. The shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Preference Shares

Our Memorandum and Articles of Association authorizes 5,000,000 preference shares and provides that preference shares may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preference shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

Redeemable Warrants

Public Warrants

Each warrant entitles the registered holder to purchase one-eighth of one Class A ordinary share at a price of $92.00 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination, except as described below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only warrant must be exercised in multiples of eight, subject to adjustment as described below, at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to our satisfying our obligations with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $80.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

During any period when we fail to have maintained an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, holders of the warrants will have the right to exercise such warrants on a “cashless basis.” Notwithstanding the above, if our Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A ordinary shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $144.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

●	in whole and not in part;

●	at a price of $0.08 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $144.00 per share.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $144.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $92.00 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $80.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.80 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;

●	if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $144.00”) equals or exceeds $80.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and

●	if the Reference Value is less than $144.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.80 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $80.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤80.00	88.00	96.00	104.00	112.00	120.00	128.00	136.00	≥144.00
60 months	0.032625	0.035125	0.037125	0.038875	0.040500	0.042125	0.043500	0.044750	0.045125
57 months	0.032125	0.034625	0.036750	0.038750	0.040500	0.042125	0.043500	0.044750	0.045125
54 months	0.031500	0.034000	0.036375	0.038375	0.040250	0.041875	0.043375	0.044625	0.045125
51 months	0.030750	0.033500	0.035875	0.038000	0.040000	0.041625	0.043250	0.044625	0.045125
48 months	0.030125	0.032875	0.035375	0.037625	0.039625	0.041500	0.043000	0.044500	0.045125
45 months	0.029375	0.032250	0.034875	0.037250	0.039375	0.041250	0.042875	0.044500	0.045125
42 months	0.028500	0.031500	0.034250	0.036750	0.039000	0.041000	0.042750	0.044375	0.045125
39 months	0.027625	0.030750	0.033625	0.036250	0.038625	0.040625	0.042500	0.044250	0.045125
36 months	0.026625	0.029875	0.032875	0.035625	0.038125	0.040375	0.042375	0.044125	0.045125
33 months	0.025625	0.029000	0.032125	0.035000	0.037625	0.040000	0.042125	0.044000	0.045125
30 months	0.024500	0.028000	0.031250	0.034250	0.037125	0.039500	0.041875	0.043875	0.045125
27 months	0.023125	0.026750	0.030250	0.033500	0.036375	0.039125	0.041500	0.043750	0.045125
24 months	0.021625	0.025500	0.029125	0.032500	0.035625	0.038500	0.041125	0.043500	0.045125
21 months	0.020125	0.024125	0.027875	0.031500	0.034875	0.038000	0.040750	0.043375	0.045125
18 months	0.018250	0.022375	0.026375	0.030250	0.033875	0.037250	0.040250	0.043125	0.045125
15 months	0.016250	0.020500	0.024625	0.028750	0.032750	0.036375	0.039625	0.042750	0.045125
12 months	0.013875	0.018250	0.022625	0.027000	0.031250	0.035250	0.039000	0.042375	0.045125
9 months	0.011250	0.015625	0.020250	0.024875	0.029625	0.034000	0.038125	0.042000	0.045125
6 months	0.008125	0.012375	0.017125	0.022250	0.027375	0.032375	0.037000	0.041375	0.045125
3 months	0.004250	0.008125	0.013000	0.018750	0.024625	0.030375	0.035750	0.040750	0.045125
0 months	-	-	0.00525	0.014375	0.022375	0.029125	0.035125	0.040375	0.045125

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A ordinary shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $88.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.034625 Class A ordinary shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $108.00 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.03725 Class A ordinary shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.045125 Class A ordinary shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A ordinary shares.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A ordinary shares are trading at or above $80.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $144.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $144.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the prospectus relating to our initial public offering. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A ordinary shares are trading at a price starting at $80.00, which is below the exercise price of $92.00, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A ordinary shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $92.00.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A ordinary shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A ordinary shares pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the Class A ordinary shares, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in Class A ordinary shares, or by a share subdivision or split-up of Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, share subdivision, split-up or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering made to all or substantially all holders of Class A ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Class A ordinary shares equal to the product of (1) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (2) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A ordinary shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A ordinary shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.

Whenever the number of Class A ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In addition, if (x) we issue additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $73.60 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to Sponsor or its affiliates, without taking into account any founder shares held by Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the closing date (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which we consummated the Business Combination (such price, the “Market Value”) is below $73.60 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $144.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $144.00” and “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $80.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $80.00 per share redemption trigger price described above under “—Redemption of warrants when the price per Class A ordinary share equals or exceeds $80.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the issued and outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of our Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by the public shareholders) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in the prospectus relating to our initial public offering, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants under the warrant agreement and (b) all other modifications or amendments require the vote or written consent of at least a majority of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private placement warrants or any provision of the warrant agreement solely with respect to the private placement warrants will also require at least a majority of the then outstanding private placement warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A ordinary shares. After the issuance of Class A ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Exclusive Forum for Warrant Disputes

Our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions to our directors and officers and other persons or entities affiliated with Sponsor) and they will not be redeemable by us (except as described under the section entitled “Description of Securities—Redeemable Warrants—Public Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $80.00”) so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under the section entitled “Description of Securities—Redeemable Warrants—Public Warrants—Redemption of warrants when the price per Class A ordinary share equals or exceeds $80.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the Sponsor Fair Market Value (defined below) less the exercise price of the warrants by (y) Sponsor Fair Market Value. For these purposes, the “Sponsor Fair Market Value” shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends for the medium term following the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction) so as to form a single surviving company.

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 ⅔% in value who attend and vote at a general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company provided the parent company is the surviving entity and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (2) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (3) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (4) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted; and (5) there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (1) that the foreign company is able to pay its debts as they fall due and that the merger or consolidated is bona fide and not intended to defraud unsecured creditors of the foreign company; (2) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (3) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (4) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his or her shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give his or her written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his or her shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his or her intention to dissent including, among other details, a demand for payment of the fair value of his or her shares; (d) within seven days following the date of the expiration of the period set out in paragraph (b) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his or her shares at a price that the company determines is the fair value and if the company and the shareholder agrees to the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fails to agree to a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands Grand Court to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. A shareholder who dissents must do so in respect of all shares that such person holds in the constituent company. Upon the giving of a notice of dissent under paragraph (c) above, the shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except the right to be paid the fair value of that person’s shares and certain rights specified in the Companies Act. These rights of a dissenting shareholder are not to be available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, such schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. Schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (a) in respect of creditor compromises or arrangements, a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of creditors that are present and voting either in person or by proxy at an annual general meeting, or an extraordinary general meeting, summoned for that purpose or (b) in respect of shareholder compromises or arrangements, shareholders representing three-fourths in value of each such class of shareholders that are present and voting either in person or by proxy at an annual general meeting, or an extraordinary general meeting, summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it is satisfied that:

●	we are not proposing to act illegally or beyond the scope of our corporate authority and we have complied with the statutory provisions as to majority vote;

●	the shareholders have been fairly represented at the meeting in question;

●	the arrangement is such as a business-person would reasonably approve; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to dissenters’ rights or appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Squeeze-out Provisions. When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period after the expiration of the initial four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.

Shareholders’ Suits. Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability of such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our directors or officers usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes that have actually been obtained; or

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities. The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (1) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (2) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

It may be difficult for investors to effect service of process within the United States upon Aeries’s officers or directors, or enforce judgments obtained in the United States courts against Aeries’s officers or directors. Aeries’s corporate affairs are governed by the Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of Aeries’s directors to Aeries under Cayman Islands law will be, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. Aeries will also be subject to the federal securities laws of the United States. The rights of Aeries’s shareholders and the fiduciary responsibilities of Aeries’s directors under Cayman Islands law will be different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully-developed and judicially-interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Special Considerations for Exempted Companies. We are an exempted company with limited liability (meaning our public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with Registrar of Companies;

●	an exempted company’s register of members is not open to inspection and can be kept outside of the Cayman Islands;

●	an exempted company does not have to hold an annual shareholder meeting;

●	an exempted company may issue shares with no nominal or par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance); and

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

India

With respect to ATG, which is a private limited company incorporated in India, a number of ATG and AARK’s directors and executive officers are located in India and substantially all of ATG and AARK’s assets and the assets of such persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice.

In addition to and irrespective of jurisdictional issues, it is uncertain whether the courts of the India would recognize or enforce judgments of United States or state courts against us or such persons predicated upon the civil liability provisions of the laws of the United States or any state. In addition, there is uncertainty as to whether such Indian courts would be competent to hear original actions brought in India against us or such persons predicated upon the laws of the United States or any state. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Indian law or enforceable in an Indian court, if they are considered to be contrary to Indian public policy. An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Indian courts to be penal in nature and therefore unenforceable in India. Further, no claim may be brought in India against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Indian law and do not have force of law in India.

Recognition and enforcement of foreign judgements is provided under Section 13 of the Indian Code of Civil Procedure, 1908 (“Civil Procedure Code”). This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

●	where the judgment has not been pronounced by a court of competent jurisdiction;

●	where the judgment has not been given on the merits of the case;

●	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

●	where the proceedings in which the judgment was obtained were opposed to natural justice;

●	where the judgment has been obtained by fraud; or

●	where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Procedure Code provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India.

Section 44A of the Civil Procedure Code is applicable only to decrees or judgments under which a sum of money is payable not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards.

If a judgment of a foreign court is not enforceable under Section 44A of the Civil Procedure Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A of the Civil Procedure Code. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay.

It is unlikely that a court in India would award damages on the same basis as a foreign court if an action is brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it views the amount of damages awarded as excessive or inconsistent with public policy of India or Indian practice or if the judgments are in breach of or contrary to Indian law and practice. Further, any judgment or award denominated in a foreign currency would be converted into Indian Rupees on the date of such judgment or award and not on the date of payment which could also increase risks relating to foreign exchange. A party seeking to enforce a foreign judgment in India is required to obtain a prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, to repatriate any amount recovered. Any such amount may be subject to income tax pursuant to execution of such a judgment in accordance with applicable laws.

Singapore

Certain of Aeries’ directors are located in Singapore. Infinitus Law Corporation, our counsel with respect to the laws of Singapore, has advised us that there is uncertainty as to whether the courts of Singapore would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Singapore against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

In making a determination as to enforceability of a judgment of the courts of the United States, and subject to the Singapore courts having jurisdiction over the judgment debtor, the Singapore courts would have regard to whether the judgment was final and conclusive and on the merits of the case, given by a court of law of competent jurisdiction, and was expressed to be for a definite sum of money. In general, an in personam foreign judgment that is final and conclusive (that is, in general, a judgment that makes a final determination of rights between the parties and cannot be re-opened or altered by the court that delivered it, or be overridden by another body not being an appellate or supervisory body, although it may be subject to an appeal), given by a competent court of law having jurisdiction over the parties subject to such judgment, and for a fixed and ascertainable sum of money, may be enforceable as a debt in the Singapore courts under common law unless procured by fraud, or the proceedings in which such judgment was obtained were contrary to natural justice, or the enforcement thereof would be contrary to public policy, or if the judgment would conflict with earlier judgment(s) from Singapore or earlier foreign judgment(s) recognized in Singapore, or if the judgment would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws (save where any such component of the judgment can be duly severed from the rest of the judgment sought to be enforced). Civil liability provisions of the federal and state securities law of the United States permit the award of punitive damages against us, our directors and officers. Singapore courts would not recognize or enforce judgments against us, our directors and officers to the extent that doing so would amount to the direct or indirect enforcement of foreign penal, revenue or other public laws. It is uncertain as to whether a judgment of the courts of the United States under civil liability provisions of the federal securities law of the United States would be regarded by the Singapore courts as being pursuant to foreign penal, revenue or other public laws.

United Arab Emirates

Certain of Aeries’ directors are located in the United Arab Emirates (UAE). The UAE consists of a number of different legal jurisdictions which include several off shore jurisdictions such as the Abu Dhabi Global Markets and the Dubai International Financial Centres. These offshore jurisdictions have their own laws and courts. Where there is a nexus to these jurisdictions recognition and enforcement of a final and binding foreign judgment is straightforward and prompt. The position is different in onshore UAE. The onshore UAE Courts will have jurisdiction of individuals residing in onshore UAE.

When assessing if a foreign judgment is enforceable in onshore UAE, the onshore UAE Courts will need to be satisfied that:

●	the UAE Courts do not have exclusive jurisdiction over the substantive dispute;

●	the judgment was issued by a competent court in the foreign country;

●	the defendant was summoned and duly represented during the foreign proceedings;

●	the judgment is both final and binding in accordance with the foreign country; and

●	the judgment is not inconsistent with the UAE, any moral code or public order.

Pursuant to Article 19 of the UAE Federal Civil Code (Federal Decree Law 42 of 2022), but for certain limited exceptions, the onshore UAE Courts are stated to be the competent court to hear lawsuits filed against nationals of others domiciled or residing in the UAE. There is therefore a level of uncertainty as to whether any US Court judgment will be recognized and enforced by the onshore UAE Courts. There is also a risk that the onshore UAE Courts may accept jurisdiction should a claim be brought in the UAE against or by the directors. Should the onshore UAE Courts accept jurisdiction they will apply onshore UAE law to the dispute irrespective of any foreign governing or applicable laws.

Classification of Board

Our Memorandum and Articles of Association provides that the board of directors is divided into three classes, as nearly equal in size as possible, with one class elected each year to serve for a term of three years. This classification of the Board may discourage a takeover of Aeries because a shareholder with the requisite voting power would generally have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of our Board.

Upon the expiration of the initial term of each class, all Directors thereafter shall be elected to serve one-year, expiring at the next annual meeting of the members.

Amendments to our Memorandum and Articles of Association

Undertaking any action to alter, amend and/or restate our Memorandum and Articles of Association will require the prior approval by a special resolution of Aeries.

Anti-Money Laundering, Counter Terrorist Financing, Prevention of Proliferation Financing and Financial Sanctions Compliance — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist and property or proliferation financing or is the business combination partner of a financial sanction and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (1) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or proliferation financing or is the business combination partner of a financial sanction or (2) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report will not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise. We reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering, counter-terrorist financing, prevention of proliferation financing and financial sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Should a shareholder or its duly authorized delegates or agents be, or become (or is believed by the company or its affiliates (“Agents”) to be or become) at any time while it owns or holds an interest in the company, (a) an individual or entity named on any sanctions list maintained by the United Kingdom (including as extended to the Cayman Islands by Orders in Council) or the Cayman Islands or any similar list maintained under applicable law or is otherwise subject to applicable sanctions in the Cayman Islands (a “Sanctions Subject”) or (b) an entity owned or controlled directly or indirectly by a Sanctions Subject, as determined by the company in its sole discretion, then (i) the company or its Agents may immediately and without notice to the shareholder cease any further dealings with the shareholder or freeze any dealings with the interests or accounts of the shareholder (e.g., by prohibiting payments by or to the shareholder or restricting or suspending dealings with the interests or accounts) or freeze the assets of the company (including interests or accounts of other shareholders who are not Sanctions Subjects), until the relevant person ceases to be a Sanctions Subject or a license is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), (ii) the company and its Agents may be required to report such action or failure to comply with information requests and to disclose the shareholder’s identity (and/or the identity of the shareholder’s beneficial owners and control persons) to the Cayman Islands Monetary Authority, the Cayman Islands Financial Reporting Authority, or other applicable governmental or regulatory authorities (without notifying the Subscriber that such information has been so provided) and (iii) the company and its Agents have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the shareholder as a result of a Sanctioned Persons Event.

Economic Substance — Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Council of the European Union and the OECD as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act (As Revised) (the “Substance Act”) came into force in the Cayman Islands in January 2019, introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain geographically mobile business activities (“relevant activities.”) As we are a Cayman Islands exempted company, compliance obligations include filing annual notifications, in which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Substance Act. It is anticipated that our Company will not be engaging in any “relevant activities” prior to the consummation of our initial business combination and will therefore not be required need to meet the economic substance requirements tests or will otherwise be subject to more limited substance requirements. Failure to satisfy applicable requirements may subject us to penalties under the Substance Act.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment in the company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”).

In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise. The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a ‘data controller’, whilst certain of the company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company. For the purposes of this Privacy Notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By virtue of making an investment in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine personal data that you provide to use with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists. Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject, (c) where the processing is for the purposes of legitimate interests pursued by the company or by a service provider to whom the data are disclosed, or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

The company will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. The company will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of the company on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA may process personal information for their own lawful purposes in connection with services provided to us.

The company may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

●	where this is necessary for the performance of our rights and obligations under any purchase agreements;

●	where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering, counter terrorist financing, prevention of proliferation financing, financial sanctions and FATCA/CRS requirements); and/or

●	where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should the company wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), the company will contact you.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils the Company’s obligation in this respect) (b) the right to obtain a copy of your personal data (c) the right to require us to stop direct marketing (d) the right to have inaccurate or incomplete personal data corrected (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial) (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data (h) the right to complain to the Office of the Ombudsman of the Cayman Islands and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by email at info@ombudsman.ky or by accessing their website here: ombudsman.ky.

Certain Anti-Takeover Provisions of Our Memorandum and Articles of Association

Our authorized but unissued ordinary shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See also the discussion of the Class V ordinary share and the classification of our Board above, which would have a similar effect.

Listing of Securities

The Class A ordinary shares and Warrants are listed on Nasdaq under the symbols “AERT” and “AERTW,” respectively.

UNITED STATES FEDERAL INCOME TAX CONSIDERATION FOR U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to the U.S. Holders, as defined below, of the acquisition, ownership and disposition of our Class A ordinary shares and Warrants that are registered pursuant to this offering. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire our Class A ordinary shares or Warrants. This discussion applies only to a U.S. Holder that purchases our Class A ordinary shares or Warrants registered in this offering from a Selling Securityholder and that holds such Class A ordinary shares or Warrants as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this discussion applies only to such Class A ordinary shares and Warrants. This discussion is general in nature, and it does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including the potential application of the Medicare contribution tax and estate or gift tax consequences, any tax consequences other than U.S. federal income tax consequences, and any tax consequences applicable to U.S. Holders subject to special rules, such as:

●	current holders of our Class A ordinary shares or Warrants;

●	certain financial institutions, financial services entities and insurance companies;

●	regulated investment companies, real estate investment trusts, real estate mortgage investment conduits;

●	dealers or traders in securities who use a mark-to-market method of tax accounting;

●	persons holding Class A ordinary shares or Warrants as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to Class A ordinary shares or Warrants;

●	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	entities classified as partnerships for U.S. federal income tax purposes, or other pass-through entities, and investors in such entities;

●	non-U.S. persons or entities, including expatriates or former long-term residents of the United States;

●	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

●	any persons directly or indirectly acquiring Class A ordinary shares or Warrants in connection with the performance of services;

●	persons who are subject to Section 451(b) of the Code;

●	individuals subject to the alternative minimum tax provisions of the Code;

●	persons who hold our Class A ordinary shares or Warrants on behalf of other persons as nominees;

●	persons that own or are deemed to own five percent or more of our Class A ordinary shares (by vote or value), including the shares that are subject to this offering;

●	S corporations; or

●	persons holding Class A ordinary shares or Warrants in connection with a trade or business conducted outside of the United States.

If an entity (or other arrangement) that is classified as a partnership for U.S. federal income tax purposes holds Class A ordinary shares or Warrants, the U.S. federal income tax treatment of a partner thereof will generally depend on the status of the partner and the activities of the partner and the partnership. Partnerships holding Class A ordinary shares or Warrants and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of Class A ordinary shares or Warrants.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, and do not expect to seek, any ruling from the U.S. Internal Revenue Service (the “Service” or the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Service or a court would agree with our statements and conclusions or that a court would not sustain any challenge by the Service in the event of litigation.

A “U.S. Holder” is a holder that, for U.S. federal income tax purposes, is a beneficial owner of Class A ordinary shares or Warrants and that is: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” (as defined in Section 7701(a)(30) of the Code, a “U.S. person”).

THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. EACH PROSPECTIVE INVESTOR IN OUR CLASS A ORDINARY SHARES OR WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF U.S. NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES OR WARRANTS, IN LIGHT OF THEIR PARTICULAR SITUATION.

Taxation of Distributions

As discussed above under “Dividend Policy,” we do not expect to make distributions on our Class A ordinary shares in the near future. In the event that we do make distributions of cash or other property, subject to the rules under “–Passive Foreign Investment Company Rules” described below, distributions paid on our Class A ordinary shares will generally be treated as “dividends” to the extent paid out of our current or accumulated earnings and profits (each as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, we expect that distributions (if any) generally will be reported to U.S. Holders as dividends.

Under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), a non-corporate recipient of a dividend from a “qualified foreign corporation” will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided that certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. There is no such comprehensive tax treaty between the United States and the Cayman Islands currently in effect. However, if and for so long as our Class A ordinary shares are listed on an established securities market in the United States, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” if we are not treated as a PFIC with respect to the U.S. Holder and were not treated as a PFIC with respect to the U.S. Holder in the preceding taxable year, the U.S. Holder satisfies applicable holding period requirements (generally, the U.S. Holder must hold the Class A ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date), and if certain other requirements are met. Therefore, subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holders. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. In the case of a corporate U.S. Holder, dividends paid by us will be taxable to such U.S. Holder at the regular corporate rate and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Subject to the rules under “–Passive Foreign Investment Company Rules” described below, the amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.

Sale, Exchange or Other Taxable Disposition of Class A Ordinary Shares or Warrants

Subject to the rules under “–Passive Foreign Investment Company Rules” described below, gain or loss realized on the sale or other taxable disposition of Class A ordinary shares or Warrants will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Class A ordinary shares or Warrants for more than one year. In the case of the Warrants, it is unclear whether certain redemption rights described in this prospectus may suspend the running of the applicable holding period for this purpose. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Class A ordinary shares or Warrants disposed of and the amount realized on the disposition, in each case, as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Exercise, Lapse or Redemption of Warrants

Subject to the rules under “–Passive Foreign Investment Company Rules” described below and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of Class A ordinary shares on the exercise of Warrants for cash. A U.S. Holder’s initial tax basis in Class A ordinary shares received upon exercise of Warrants generally will equal the sum of the U.S. Holder’s adjusted tax basis in the Warrants exchanged therefor and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares will commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Warrants. If any Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in such lapsed Warrants.

The tax consequences of a cashless exercise of Warrants are not clear under current law. Subject to the rules under “–Passive Foreign Investment Company Rules” described below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(E) of the Code. In either tax-free situation, a U.S. Holder’s tax basis in the Class A ordinary shares received generally would equal the U.S. Holder’s tax basis in the Warrants exercised therefor. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares will commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Class A ordinary shares would include the holding period of the Warrants.

Although we expect a U.S. Holder’s cashless exercise of Warrants (including after we provide notice of our intent to redeem Warrants for cash) to be treated as a recapitalization, it is also possible that a cashless exercise may be treated as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of Warrants having a value equal to the exercise price for the total number of Warrants to be exercised. Subject to the rules under “–Passive Foreign Investment Company Rules” described below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in the Class A ordinary shares received would equal the sum of the U.S. Holder’s adjusted tax basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Class A ordinary shares would commence on the date of exercise of the Warrants or the day following the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance regarding whether any of the alternative tax consequences and holding periods described above would be adopted by the Service or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the rules under “–Passive Foreign Investment Company Rules” described below, if we redeem Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Redeemable Warrants—Public Warrants” or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “—Sale, Exchange or Other Taxable Disposition of Class A ordinary Shares or Warrants.”

Possible Constructive Distributions on the Warrants

The terms of each Warrant provide for an adjustment to the number of Class A ordinary shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Redeemable Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of Class A ordinary shares that would be obtained upon exercise or through a decrease to the exercise price, as described under “Description of Securities—Redeemable Warrants—Public Warrants—Anti-dilution Adjustments”) as a result of a distribution of cash or other property to the holders of our Class A ordinary shares which is taxable to the U.S. Holders of such Class A ordinary shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

Under the Code, we may be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes dividends, interest, rents, certain non-active royalties and capital gains. Based on the nature of our business prior to the Business Combination, including the composition of our income and assets, we believe we were a PFIC for one or more prior taxable years, including our taxable year ending December 31, 2023. However, based on the nature of our business after the Business Combination, including the current and expected composition of our income and assets, we do not believe that we were a PFIC for our taxable years ending December 31, 2024 or December 31, 2025. Whether we will be a PFIC in any future year is a factual determination that must be made annually at the close of each taxable year, and, thus, is subject to significant uncertainty, because among other things, a determination of whether a company is a PFIC must be made annually after the end of each taxable year and will depend on the composition of our income and assets and the market value of our assets from time to time. Accordingly, there can be no assurance that we will not be a PFIC in any future taxable year. If we are a PFIC for any year during which a U.S. Holder holds or is deemed to hold Class A ordinary shares or Warrants, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds or is deemed to hold Class A ordinary shares or Warrants, even if we ceased to meet the threshold requirements for PFIC status, unless in the case of the Class A ordinary shares, the U.S. Holder makes a valid deemed sale or deemed dividend election under the applicable Treasury regulations.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder held or is deemed to have held Class A ordinary shares or Warrants, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of such Class A ordinary shares or Warrants, would be allocated ratably over the U.S. Holder’s holding period for such Class A ordinary shares or Warrants. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder with respect to its Class A ordinary shares exceeds 125% of the average of the annual distributions on the Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution (an “excess distribution”) would be subject to taxation in the same manner as gain, described immediately above.

A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its Class A ordinary shares, provided that the Class A ordinary shares are “marketable.” Class A ordinary shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it generally will recognize as ordinary income any excess of the fair market value of the Class A ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Class A ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Class A ordinary shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Class A ordinary shares, as applicable, in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. Currently, a mark-to-market election may not be made with respect to Warrants.

In addition, in order to avoid the application of the foregoing rules, a U.S. person that owns stock (but not Warrants) in a PFIC for U.S. federal income tax purposes may make a qualified electing fund (“QEF”) election with respect to such PFIC, and each PFIC in which the PFIC holds equity interests, if the PFIC provides the information necessary for such election to be made. If we determine we are a PFIC for any taxable year, we intend to endeavor to provide to a U.S. Holder such information as the Service may require, including a PFIC Annual Information Statement in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election. However, there can be no assurance that we will timely provide such required information. In order to make such an election, a U.S. person would be required to make the QEF election for each PFIC by attaching a separate properly completed IRS Form 8621 for each PFIC to the U.S. person’s timely filed U.S. federal income tax return generally for the first taxable year that the entity is treated as a PFIC with respect to the U.S. person. A U.S. Holder generally may make a separate election to defer payment of taxes on the undistributed income inclusion under the QEF rules, but if deferred, any such taxes are subject to an interest charge. If a U.S. person makes a QEF election with respect to a PFIC, the U.S. person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. There is no assurance that we will provide information necessary for U.S. Holders to make QEF elections. If a U.S. Holder makes a QEF election in respect of our Class A ordinary shares, any distributions paid by us out of our earnings and profits that were previously included in the U.S. Holder’s income under the QEF election will not be taxable to the U.S. Holder. A U.S. Holder will increase its tax basis in its Class A ordinary shares by an amount equal to any income included under the QEF election and will decrease its tax basis by any amount distributed, if any, on the Class A ordinary shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of Class A ordinary shares in an amount equal to the difference between the amount realized and its adjusted tax basis in our Class A ordinary shares. U.S. Holders should note that if they make QEF elections with respect to us, they may be required to pay U.S. federal income tax with respect to their Class A ordinary shares for any taxable year significantly in excess of any cash distributions, if any, received on the Class A ordinary shares, as applicable, for such taxable year. U.S. Holders should consult their tax advisers regarding making QEF elections in their particular circumstances.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants. However, a U.S. Holder may not make a QEF election with respect to the Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise of such Warrants) and we were a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized generally will be subject to the special tax and interest charge rules described above. If a U.S. Holder that exercises such Warrants properly makes and maintains a QEF election with respect to the newly acquired Class A ordinary shares (or has previously made and maintained a QEF election with respect to our Class A ordinary shares), the QEF election will apply to the newly acquired Class A ordinary shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Class A ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be subject to the special tax and interest charge rules described above. Under another type of purging election, an electing U.S. Holder will be treated as having received, as an excess distribution, its ratable share of our earnings and profits determined for U.S. federal income tax purposes. In order for a U.S. Holder to make the second election, we must also be a “controlled foreign corporation” as defined in the Code, and there are no assurances that we will be so treated. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Class A ordinary shares acquired upon the exercise of the Warrants for purposes of the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns (or is deemed to own) Class A ordinary shares during any year in which we are a PFIC, the U.S. Holder generally must file annual reports, containing such information as the U.S. Treasury Department may require on IRS Form 8621 (or any successor form) with respect to us, generally with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form. There is uncertainty regarding whether a U.S. Holder who owns Warrants during any year in which we are a PFIC is required to file an IRS Form 8621. U.S. Holders should consult their tax advisors regarding the PFIC reporting requirements with respect to their Class A ordinary shares and Warrants, as applicable.

U.S. Holders should consult their tax advisors concerning our potential PFIC status and the potential application of the PFIC rules. The U.S. federal income tax rules relating to PFICs are very complex. U.S. Holders are strongly urged to consult their tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our Class A ordinary shares and Warrants, as applicable, the consequences to them of an investment in a PFIC, any elections available with respect to the Class A ordinary shares and Warrants and the Service information reporting obligations with respect to the purchase, ownership and disposition of Class A ordinary shares and Warrants of a PFIC.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%), unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the Service.

Information Reporting With Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to file IRS Form 8938 to report information relating to an investment in our Class A ordinary shares or Warrants, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain U.S. financial institutions). Penalties may apply for failure to file IRS Form 8938. Separately, U.S. Holders should be aware that the holding of our Class A ordinary shares or Warrants through a foreign financial account may trigger separate filing obligations under the Bank Secrecy Act (Financial Crimes Enforcement Network Form 114, commonly referred to as an ‘FBAR’, which is separate from and in addition to any IRS Form 8938 filing obligation). U.S. Holders should consult their tax advisers regarding whether or not they are obligated to report information relating to their ownership and disposition of Class A ordinary shares or Warrants.

PLAN OF DISTRIBUTION

We are registering (i) up to 6,506,287 Class A ordinary shares for possible sale by the Selling Securityholders from time to time (which includes (a) 3,987,919 Exchanged Shares and up to 1,214,396 Class A ordinary shares that are issuable upon the exercise of the unexercised exchange rights pursuant to the Exchange Agreements, (b) up to 1,190,976 Class A ordinary shares that are issuable upon the exercise of Private Placement Warrants by the holders thereof, and (c) up to 1,327,392 Class A ordinary shares and (ii) up to 9,527,810 Private Placement Warrants for possible sale by the Selling Securityholders from time to time. We are required to pay all fees and expenses incident to the registration of the Class A ordinary shares and Private Placement Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Class A ordinary shares and Private Placement Warrants.

The Selling Securityholders, which as used herein include donees, pledgees, transferees, distributees, or other successors-in-interest selling our Class A ordinary shares or Private Placement Warrants or interests in our Class A ordinary shares or Private Placement Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, distribution, or other transfer, may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of their Class A ordinary shares or Private Placement Warrants or interests in our Class A ordinary shares or Private Placement Warrants on any stock exchange, market, or trading facility on which our Class A ordinary shares or Private Placement Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

The Selling Securityholders may use any one or more of the following methods when disposing of their securities or interests therein:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	one or more underwritten offerings;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners, or stockholders;

●	short sales effected after the date of the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to one or more purchasers;

●	through agents;

●	broker-dealers who may agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per share or warrant;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A ordinary shares or private placement warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such securities, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee, or other successors-in-interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer securities in other circumstances, in which case the transferees, pledgees, or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A ordinary shares or Private Placement Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The Selling Securityholders may also sell our Class A ordinary shares or Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge our Class A ordinary shares or Private Placement Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of our Class A ordinary shares or Private Placement Warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders from the sale of our Class A ordinary shares or Private Placement Warrants offered by them will be the purchase price of such securities, less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our Class A ordinary shares or Private Placement Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of Class A ordinary shares or Private Placement Warrants, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The Selling Securityholders also may in the future resell a portion of our Class A ordinary shares or Private Placement Warrants in open-market transactions in reliance upon Rule 144 under the Securities Act (provided that they meet the criteria and conform to the requirements of that rule), or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of our Class A ordinary shares or Private Placement Warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of such securities may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the number of our Class A ordinary shares or Private Placement Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of securities offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Class A ordinary shares or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more Class A ordinary shares or Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A ordinary shares or Warrants by bidding for or purchasing Class A ordinary shares or Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Class A ordinary shares or Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A ordinary shares or Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A ordinary shares are currently listed on Nasdaq under the symbol “AERT” and our Warrants are currently listed on Nasdaq under the symbol “AERTW”.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Under the Registration Rights Agreements, Investment Agreements and the Subscription Agreements, we have agreed to indemnify, to the extent permitted by law, each securityholder, its officers, directors and agents and each person who controls such securityholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such securityholder expressly for use therein. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer, or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part until all such securities have been sold under such registration statement or under Rule 144 under the Securities Act or are no longer outstanding, or under other circumstances as described in the Registration Rights Agreements, Investment Agreements and the Subscription Agreements. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses relating to the offering.

The Selling Securityholders may use this prospectus in connection with resales of our Class A ordinary shares and Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A ordinary shares or Private Placement Warrants, and any material relationships between us and the Selling Securityholders. The Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with our Class A ordinary shares or Private Placement Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of our Class A ordinary shares or Private Placement Warrants.

At the time a particular offering of the securities is made, to the extent required, an accompanying prospectus supplement, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part, will be prepared and distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of Class A ordinary shares. The Selling Securityholders may indemnify any broker-dealer, agent or underwriter that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay all fees and expenses incident to the registration of our Class A ordinary shares and Private Placement Warrants to be offered and sold pursuant to this prospectus.

A holder of Warrants may exercise its Warrants in accordance with the warrant agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the warrant agreement.

LEGAL MATTERS

The legality of the Class A ordinary shares and on certain matters of Cayman Islands law will be passed upon by Maples & Calder (Cayman) LLP, Cayman Islands counsel to Aeries. The validity of the securities offered hereby with respect to the Private Placement Warrants will be passed upon for us by K&L Gates LLP.

EXPERTS

Manohar Chowdhry & Associates (“MCA”), independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2026, which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Our financial statements are incorporated by reference in reliance on MCA’s report, given on their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The registrar, transfer agent for our ordinary shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Aeries has filed a registration statement on Form S-1 to register the issuance of securities described elsewhere in this prospectus. This prospectus is a part of that registration statement and does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.

Aeries’s files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Aeries at the SEC website containing reports, proxy reports and other information at: http://www.sec.gov.

We also maintain an Internet website at https://www.aeriestechnology.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document filed as an exhibit to the registration statement of which this prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished rather than filed), from and after the date on which the registration statement of which this prospectus forms a part is initially filed with the SEC and prior to the effectiveness of such registration statement, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:

●	Annual Report on Form 10-K for the fiscal year ended March 31, 2026 filed with the SEC on June 8, 2026;

●	Current Reports on Form 8-K filed with the SEC on April 3, 2026, June 10, 2026 and June 12, 2026; and

●	The description of our Class A Ordinary Shares contained in the Registration Statement on Form 8-A, filed on October 18, 2021, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Aeries Technology, Inc.
60 Paya Lebar Road, #08-13

Paya Lebar Square, Singapore 409051

Telephone: (919) 228-6404

AERIES TECHNOLOGY, INC.

1,214,396 Class A Ordinary Shares Upon Exercise of Exchange Rights

2,628,474 Class A Ordinary Shares Upon Exercise of Warrants

6,506,287 Class A Ordinary Shares

8,527,810 Warrants to Purchase Class A Ordinary Shares

Offered by the Selling Securityholders

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the Class A ordinary shares and Warrants being registered hereby.

All amounts are estimates, except for the SEC registration fee.

Securities and Exchange Commission registration fee	$55,119.93
Accounting fees and expenses	100,000
Legal fees and expenses	750,000
Financial printing and miscellaneous expenses	40,000
Total	$945,119.93

Item 15. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and executive officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our directors and executive officers to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful neglect, or willful default. We entered into agreements with our directors and executive officers to provide contractual indemnification in addition to the indemnification provided for in our memorandum and articles of association. We have also purchased a policy of directors’ and executive officers’ liability insurance that insures our directors and executive officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors and executive officers.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 16. Exhibits.

Exhibit No.	Description
2.1†	Business Combination Agreement, dated as of March 11, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on March 13, 2023).
2.2	Amendment No. 1 to Business Combination Agreement, dated June 30, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on July 5, 2023).
2.3	Amendment No. 2 to Business Combination Agreement, dated October 9, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on October 10, 2023).
2.4	Amendment No. 3 to Business Combination Agreement, dated as of October 29, 2023, by and among Worldwide Webb Acquisition Corp., WWAC Amalgamation Sub Pte. Ltd. and Aark Singapore Pte. Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).
3.1	Third Amended & Restated Memorandum and Articles of Association of Aeries Technology, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on June 12, 2026)
4.1	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021)
4.2	Warrant Agreement, dated October 22, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).
4.3	Specimen Warrant Certificate (included in Exhibit 4.2 herein).
4.4	Warrant Adjustment Notice, dated June 12, 2026 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on June 12, 2026).
5.1**	Opinion of Maples & Calder (Cayman) LLP regarding the validity of the securities being registered.
5.2**	Opinion of K&L Gates LLP.
10.1	Letter Agreement, dated October 22, 2021, among the Company, its officers and directors and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to the Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).
10.2	Letter Agreement Amendment, April 10, 2023 among the Company, its officers and directors and Worldwide Webb Acquisition Sponsor LLC (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023).
10.3	Letter Agreement Amendment, dated as of October 26, 2023 (incorporated by reference to the Exhibit 10.2 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).
10.4	Registration Rights Agreement, dated October 22, 2021, among the Company and certain security holders named therein (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on October 25, 2021).
10.5	Registration Rights Agreement Amendment, dated as of October 26, 2023 among the Company and certain security holders named therein (incorporated by reference to the Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).
10.6	Form of Investment Agreement among the Registrant, Worldwide Webb Acquisition Sponsor LLC and the anchor investors (incorporated by reference to Exhibit 10.10 to the Company’s registration statement on Form S-1 filed with the SEC on October 13, 2021).
10.7	Form of Investment Agreement Amendment (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2023).
10.8	Form of Investment Agreement Amendment (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on October 30, 2023).
10.9	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 3, 2023).

10.10	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on October 11, 2023).
10.11	Share Purchase Agreement dated March 20, 2020 by and between Aeries Technology Products and Strategies Private Limited, Aeries Technology Group Business Accelerators Private Limited and Stratus Technologies Private Limited (incorporated by reference to Exhibit 10.15 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.12	Share Purchase Agreement dated March 20, 2020, by and between Aeries Technology Products and Strategies Private Limited, Aeries Technology Group Business Accelerators Private Limited and Aeries Technology Solutions, Inc. (incorporated by reference to Exhibit 10.16 to the Company’s registration statement on Form S-4 filed with the SEC on October 11, 2023).
10.13	Exchange Agreement by and among Aeries Technology, Inc., Aeries Technology Group Business Accelerators Private Limited and certain security holders named therein (incorporated by reference to Exhibit 10.25 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023).
10.14	Exchange Agreement by and among Aeries Technology, Inc., Aark Singapore Pte. Ltd. and certain security holders named therein (incorporated by reference to Exhibit 10.26 to the Company’s current report on Form 8-K filed with the SEC on November 13, 2023)
10.15	Form of Forward Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on November 3, 2023).
10.16	Form of Forward Purchase Agreement Amendment (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the SEC on November 6, 2023).
10.17	Amended Forward Purchase Agreement, dated November 27, 2024, by and between Aeries Technology, Inc. and Sandia Investment Management LP (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on December 4, 2024).
10.18	Form of Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K filed with the SEC on November 6, 2023).
10.19	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed with the SEC on November 3, 2023).
10.20	Share Subscription Agreement, dated April 8, 2024, by and between Aeries Technology Inc. and Oyster Bay Fund Limited (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on April 12, 2024).
10.21	Letter Agreement, dated September 16, 2025, between Aeries Technology, Inc. and Sandia Investment Management LP (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on September 16, 2025).
10.22	Amendment No. 1 to Letter Agreement, dated December 31, 2025, between Aeries Technology, Inc. and Sandia Investment Management LP (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on January 7, 2026).
10.23	Amendment No. 2 to Letter Agreement, dated January 22, 2026, between Aeries Technology, Inc. and Sandia Investment Management LP (incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on January 28, 2026).
23.1*	Consent of Manohar Chowdhry & Associates.
23.2**	Consent of Maples & Calder (Cayman) LLP (included in Exhibit 5.1).
23.3**	Consent of K&L Gates LLP (included in Exhibit 5.2).
24.1**	Power of Attorney (included on signature page to initial filing of registration statement)

†	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.
*	Filed herewith.
**	Previously filed.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described under Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(6) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on July 21, 2026.

AERIES TECHNOLOGY, INC.

By:	/s/ Bhisham (Ajay) Khare
Name:	Bhisham (Ajay) Khare
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on July 21, 2026.

Signature	Title

/s/ Bhisham (Ajay) Khare	Chief Executive Officer and Director
Bhisham (Ajay) Khare	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Venu Raman Kumar	Director and Chairman of the Board
Venu Raman Kumar

/s/ Alok Kochhar	Director
Alok Kochhar

/s/ Biswajit Dasgupta	Director
Biswajit Dasgupta

/s/ Nina B. Shapiro	Director
Nina B. Shapiro